Exhibt 99.1

First National Announces 2006 Record Earnings of $4.0 Million and Asset Growth of 42% over 2005

          SPARTANBURG, S.C., Jan. 16 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC) (www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported record annual earnings of $4.0 million for 2006, an increase of 42.9%, as compared to $2.84 million for 2005.  Earnings per diluted share for 2006 were $1.00 per diluted share, as compared to $0.78 per diluted share for 2005, an increase of 28.2% over the same period last year.

          Total assets ended the year at $465 million, an increase of 41.6% over total assets of $328.7 million a year ago.  Total loans increased 50.9% to $379.5 million as compared to $251.4 million as of December 31, 2005. Deposits ended the quarter at $376.7 million compared to $271.7 million as of December 31, 2005, or an increase of 38.6%.

          Net income for the fourth quarter of 2006 was $1,368,000, or $0.33 per diluted share, an increase of 64.6% over net income of $831,000 reported for the fourth quarter of 2005.

          Jerry L. Calvert, President and CEO, stated, “2006 was an outstanding year for our company.  We exceeded $450 million in assets and are nearing completion of our new 14,500 square foot Operations Center located adjacent to our existing corporate headquarters in Spartanburg.  We opened our fifth full- service branch in October 2006 in a temporary location in Greenville, our first in this market area.  This branch will service customers until the construction of the 6,000 square foot permanent branch and Greenville market headquarters is completed in early 2007.”

          Mr. Calvert continued, “Our credit quality continues to be outstanding as we experienced consistently low net chargeoffs during 2006 and expanded our net interest margin over 2005.  We look forward to the unlimited opportunities for growth in our newest market, Rock Hill, South Carolina, where we plan to open a loan production office next month.  Our full-service branch network also continues to grow with the planned opening of our sixth full-service office on East Bay Street in downtown Charleston later this year.  As we approach $500 million in assets, we will continue to work hard to maintain the quality of our existing business as we pursue our goal of becoming a statewide bank.”

          The primary reason for the growth in earnings during 2006 is the growth of $4.7 million, or 48.9%, in net interest income over 2005, mainly due to the 38.4% increase in average earning assets and an increase in the net interest margin of 26 basis points during the year.

          The $128.1 million increase in the loan portfolio from December 31, 2005, to December 31, 2006, was funded primarily by an increase of $105.0 million in deposits, or an increase of 38.6% over the same period in 2005.  In addition, the capital received from the secondary stock offering of $6.3 million, which closed in December 2005, along with the $7.0 million received from the pooled trust preferred securities offering, that closed in March 2006, continues to be leveraged to grow the balance sheet.

          As of December 31, 2006, the allowance for loan losses is recorded at 1.00% of total loans outstanding which represents a decrease from 1.08% of total loans outstanding as of December 31, 2005.  The decrease in this ratio reflects management’s opinion of the level of credit quality in the loan portfolio and other factors, such as net chargeoffs remaining stable from year to year and nonperforming assets continuing to be low as a percentage of total assets.  The increase in the provision for loan losses for the quarter and year ended December 31, 2006, is primarily due to the 50.9% growth of the loan portfolio.  Management continues to review and evaluate the allowance for loan losses based on the performance of the loan portfolio.

          First National’s stock price closed at $16.20 on January 12, 2007.

          First National Bancshares, Inc. (Nasdaq: FNSC) is a $465-million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates five full-service offices, three in Spartanburg County operating as First National Bank of Spartanburg, and two operating as First National Bank of the South in Mount Pleasant and Greenville. First National operates loan production offices in Greenville, Columbia and Daniel Island, South Carolina, with plans to open its fourth loan production office to be located in Rock Hill, South Carolina in February 2007.  First National has also received approval from the Office of the Comptroller of the Currency to open its sixth full-service branch at 140 East Bay Street in downtown Charleston, South Carolina.

          The small business lending division operates in the Greenville loan production office under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at www.firstnational-online.com/investor.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, construction delays and greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Income Statement Data (unaudited)
(dollars in thousands, except per share data)

	For the Year Ended December 31,
			Increase/ (Decrease)
	2006	2005

Net interest income	$14,161	$9,511	48.9%
Provision for loan losses	1,192	594	100.7%
Noninterest income	2,079	1,855	12.1%
Noninterest expense	8,901	6,476	37.4%
Income tax expense	2,095	1,461	43.4%
Net income	$4,052	$2,835	42.9%
Net interest margin	3.79%	3.53%	7.4%
Return on average assets	1.05%	1.01%	4.0%
Return on average equity	16.82%	17.72%	(5.1)%
Efficiency ratio	54.81%	56.98%	(3.8)%
Net chargeoffs to average total loans	0.04%	0.06%	(33.3)%
Earnings per diluted share(2)	$1.00	$0.78	28.2%
Weighted average shares outstanding
Basic(2)	3,378,525	2,936,481	15.1%
Diluted(2)	4,041,646	3,676,411	9.9%

	For the Quarter Ended December 31,
			Increase/ (Decrease)
	2006	2005

Net interest income	$4,016	$2,699	48.8%
Provision for loan losses	252	88	186.4%
Noninterest income	681	556	22.5%
Noninterest expense	2,449	1,912	28.1%
Income tax expense	628	424	48.1%
Net income	$1,368	$831	64.6%
Net interest margin(1)	3.77%	3.63%	3.9%
Return on average assets(1)	1.24%	1.08%	14.8%
Return on average equity(1)	20.64%	17.09%	20.8%
Efficiency ratio(1)	52.14%	58.74%	(11.2)%
Net chargeoffs to average total loans(1)	0.00%	0.10%	(100.0)%
Earnings per diluted share(2)	$0.33	$0.22	50.0%
Weighted average shares outstanding
Basic(2)	3,458,354	3,141,363	10.1%
Diluted(2)	4,093,739	3,865,753	5.9%

Selected Balance Sheet Data (unaudited)
(dollars in thousands, except per share data)

	As of December 31,
			Increase/ (Decrease)
	2006	2005

Assets	$465,382	$328,679	41.6%
Loans, net of unearned income	379,490	251,405	50.9%
Allowance for loan losses	3,795	2,719	39.6%
Deposits	376,701	271,695	38.6%
Shareholders’ equity	26,990	22,029	22.5%
Book value per share(2)	$7.99	$6.64	20.3%

(1)	Annualized for the three month periods.
(2)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, and the 6% stock dividend distributed on May 16, 2006.

SOURCE  First National Bancshares, Inc.
          -0-                                        01/16/2007
          /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com/
          (FNSC)